Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

ASSET PURCHASE AGREEMENT

Dated as of June 1, 2007

by and among

Evoke Pharma, Inc.,

a Delaware corporation,

“PURCHASER”

and

Questcor Pharmaceuticals, Inc.,

a California corporation,

“SELLER”

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June 1, 2007 (this “Agreement”), is by and among Evoke Pharma, Inc., a Delaware corporation (“Purchaser”), and Questcor Pharmaceuticals, Inc., a California corporation (“Seller”).

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain Purchased Assets related to the Product, all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person. A Person shall be deemed to “Control” another Person if such first Person has the power to direct or cause the direction of such other Person, whether through ownership of securities, by contract or otherwise.

“Assigned Contracts” shall mean the Contracts listed on Schedule 1.1(a).

“Assumed Contractual Obligations” shall mean the contractual obligations under the agreements listed on Schedule 1.1(a).

“Assumed Liabilities” shall have the meaning given such term in Section 2.4(a).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the City of New York are permitted or required to close by law or regulation.

“Closing” shall mean the consummation of the transactions under this Agreement contemplated to be undertaken on the Closing Date.

“Closing Date” shall mean the date of this Agreement.

“Closing Purchase Price” shall have the meaning given such term in Section 3.2.

“Competitive Product” means a product, either for prescription or over-the-counter sale, that is intended for use in a comparable indication, contains the same or substantially equivalent active ingredients or is otherwise competitive with the Product.

“Confidentiality Agreement” shall have the meaning given such term in Section 8.8.

“Contracts” shall mean contracts, leases, indentures, agreements, purchase orders and all other legally binding arrangements, whether in existence on the date hereof or subsequently entered into, including all amendments thereto.

“Encumbrance” shall mean any mortgage, charge, lien, security interest, easement, right of way, pledge, option, lease, license, restriction, royalty or other payment obligation or encumbrance of any nature whatsoever.

“Evoke NDA” shall have the meaning given such term in Section 3.3(b).

“Excluded Assets” shall have the meaning given such term in Section 2.2(b).

“Excluded Intellectual Property” shall mean any intellectual property that is not useful to, used in, necessary to or related directly to the research, development, manufacture, use, sale or importation of the Product.

“Excluded Liabilities” shall have the meaning given such term in Section 2.4(b).

“Exhibits” shall mean, collectively, the Exhibits referred to throughout this Agreement.

“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Governmental Rule” shall mean any law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.

“IND” shall mean an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. § 312.3.

“Key Employee” shall mean Kim Lang.

“Knowledge” shall mean, with respect to any Person that is an entity, the actual knowledge that an executive officer of such Person or Key Employee has and, with respect to any Person that is an individual, the actual knowledge of that Person.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise.

“Losses” shall mean, collectively, any and all damages, losses, Taxes, Liabilities, claims, judgments, penalties, costs and expenses (including reasonable attorneys’ fees and litigation expenses).

“Material Adverse Effect” shall mean an effect which is materially adverse to the Purchased Assets, individually or taken as a whole, but shall not include (i) any adverse effect due to changes in conditions generally affecting (A) the healthcare industry or (B) the United States economy as a whole, so long as any such adverse effect does not affect the Purchased Assets in a disproportionate manner, or (ii) any adverse effect due to legal or regulatory changes enacted after the date of this Agreement.

“Milestone Payments” shall have the meaning given such term in Section 3.3.

“NDA” shall mean a new drug application filed with the FDA as more fully defined under 21 C.F.R. § 314.50 et. seq.

“Net Sales” shall mean the gross amount received by Purchaser or its Affiliates, licensees, sublicensees, joint ventures and assignees of the Product rights assigned hereunder, for Products sold in bona fide, arms-length transactions, less amounts (other than for bad debt) actually deducted by such selling party and recognized in its financial statements in calculating net sales of such Products in accordance with GAAP for the following items: (i) trade, quantity and/or cash discounts from the gross invoice price which are actually allowed, accrued or taken, (ii) freight, postage and other handling and transportation charges and insurance included in the invoice price, (iii) amounts repaid, credited or accrued by reasons of rejections or return of goods or because of retroactive price reductions specifically identifiable to the Product, (iv) amounts payable and/or accrued resulting from government (or agency thereof) mandated rebate programs, (v) third-party rebates, credits, allowances or chargebacks (including those to managed-care entities and Government Entities) to the extent actually allowed or taken, (vi) customs duties, tariffs, sales taxes, value-added taxes, excise taxes and other consumption taxes and compulsory payments to Government Entities and any other governmental charges imposed upon the sale of Product (excluding income taxes), if any, actually paid and directly related to the sale of Product that are not reimbursed by the buyer of such Product, (vii) any other accruals required for Product related deductions and allowances permitted by GAAP.

“Offer” shall have the meaning given such term in Section 6.8.

“Patents” shall mean all patents and patent applications, including reissues, divisions, continuations, continuations-in-part and extensions thereof and reexamination certificates therefore.

“Payment Rights” shall have the meaning given such term in Section 6.8.

“Permitted Encumbrance” shall mean (i) any Encumbrance disclosed on Schedule 1.1(b), (ii) any Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable or (iii) any statutory mechanics’, carriers’ or workmen’s liens arising or incurred in the ordinary course of business which are not yet delinquent or that, individually or in the aggregate with other such imperfections and Encumbrances, would not have a Material Adverse Effect.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Product Books and Records” shall mean all books, records and recorded information, including, but not limited to, laboratory books, batch records, stability data and pre-clinical and clinical studies and regulatory files and supplier lists, held in Seller’s name or in any Affiliate’s or licensor’s name on Seller’s behalf and in each case used primarily in, necessary to or related directly to the research, development, manufacture, use, sale or importation of the Product.

“Product Intellectual Property” shall mean all intellectual property, technical, clinical, manufacturing and testing information, data and know-how used primarily in, necessary to or related directly to the research, development, manufacture, use, sale or importation of the Product, whether or not patentable, owned or controlled by Seller as of the Closing Date including, without limitation, the Transferred Patents and any and all divisions, continuations, continuations-in-part and extensions thereof and reexamination certificates therefore and all applicable foreign counterparts, and all manufacturing information, processes, testing methods, formulae, discoveries and inventions, whether relating to biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical safety, quality control and clinical data.

“Product Regulatory Filings” shall mean Investigational New Drug Application No. 25,512 and the (rejected) New Drug Application No. 19,203, as filed with the FDA, and all supplements, amendments and revisions thereto.

“Product Trademarks” shall mean each of the unregistered marks “Emitasol” and “Pramidin” and the goodwill of the business symbolized thereby.

“Product” shall mean any and all formulations, dosage forms and dosage strengths of nasally administered metaclopromide or other pharmaceutical product covered by the claims set forth in U.S. Patent Nos. 5,760,086 and 6,770,262, in each case whether as a single agent or in combination with other active ingredients or excipients.

“Purchased Assets” shall have the meaning given such term in Section 2.2(a).

“Purchaser” shall have the meaning given such term in the recitals.

“Purchase Price” shall have the meaning given such term in Article 3.

“Royalty Term” shall mean the period of time from the Closing Date through the date upon which there is no Valid Claim in the United States covering the Product sold by Purchaser, its Affiliates or sublicensees, as applicable.

“Schedules” shall mean, collectively, the Schedules referred to throughout this Agreement.

“Seller” shall have the meaning given such term in the recitals.

“Tax” shall mean all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions with respect thereto.

“Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

“Territory” shall mean the entire world.

“Transferred Patents” shall mean U.S. patent Nos. 5,760,086 and 6,770,262.

“United States” or “U.S.” shall mean the United States of America and its territories and commonwealths, including Puerto Rico and the District of Columbia.

“Valid Claim” shall mean an issued claim of an unexpired Patent, or a claim of a pending Patent application in the United States, that shall not have been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision. On a country-by-country basis, a Patent application pending for more than five (5) years shall not be considered to have any Valid Claim for purposes of this Agreement unless and until a Patent with respect to such application issues with such claim.

2.	SALE AND PURCHASE OF PURCHASED ASSETS

2.1 Purchase and Sale; Assignment. Upon the terms and subject to the conditions of this Agreement, Seller sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser purchases and accepts, all right, title and interest of Seller in, to and under the Purchased Assets.

2.2 Purchased Assets.

(a) The term “Purchased Assets” shall mean the following, and only the following, properties, assets and rights within the Territory of whatever kind and nature, tangible or intangible, other than the Excluded Assets, of Seller existing on the Closing Date:

(i) the Product Intellectual Property;

(ii) the Product Regulatory Filings;

(iii) the Product Trademarks;

(iv) the Assigned Contracts;

(v) the Product Books and Records; and

(vi) all claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff relating to the foregoing, including, but not limited to, claims for past infringement or misappropriation of any of the rights and interest included in the foregoing, with the right to enforce, sue for and collect damages for the same.

(b) Seller and Purchaser expressly agree and acknowledge that the Purchased Assets shall not include any other assets of Seller (the “Excluded Assets”), including, without limitation, those assets specifically described on Schedule 2.2(b) hereto.

(c) Purchaser acknowledges and agrees that Seller may retain solely for archival purposes one (1) copy of all or any part of the Product Books and Records that it delivers to Purchaser hereunder.

2.3 Back-up License. To the extent the Seller is unable to transfer and assign the Product Intellectual Property, Seller hereby grants to Purchaser a worldwide, exclusive, royalty-free (other than the royalty provided by Section 3.4) paid-in-full (other than the payment obligations under Article 3) license, with the right to grant sublicenses, under the Product Intellectual Property, to research, develop, make, have made, use, offer to sell, sell, have sold and import the Product. Each item of Product Intellectual Property, if any, that is the subject of this Section 2.3 is set forth on Schedule 2.3 hereto.

2.4 Assumption of Certain Liabilities and Obligations. (a) Purchaser shall assume, be responsible for and pay, perform and discharge when due all Liabilities (including any Liabilities arising in respect of Taxes) arising from the ownership, possession and/or use after the Closing of the Purchased Assets by Purchaser, its Affiliates, successors or assigns and the sale of the Product in the Territory by Purchaser, its Affiliates, successors or assigns, including (i) any Liabilities arising from any product liability or patent or trademark infringement claim or lawsuit brought by any third party, the FDA or any other Governmental Entity with respect to the activities of, or sales of the Product by, Purchaser, its Affiliates, successors or assigns after the Closing, (ii) any Liabilities arising from any FDA or any other Governmental Entity action or notification with respect to the activities of, or sales of the Products by, Purchaser, its Affiliates, successors or assigns after the Closing, and (iii) any Liabilities under the Assigned Contracts and the Assumed Contractual Obligations arising or resulting from events, occurrences or circumstances after the Closing (collectively, the “Assumed Liabilities”).

(b) Except for the Assumed Liabilities, Purchaser shall not assume or be liable for any Liabilities arising in connection with the Product, the Assigned Contracts or the other Purchased Assets to the extent any such Liability arises from events, occurrences or circumstances on or prior to the Closing, including, but not limited to (i) the activities of, or sales of the Products by Seller or its Affiliates on or prior to the Closing, (ii) any Liabilities arising in respect of Taxes arising from the ownership, possession and/or use on or prior to the Closing of the Product or any of the Purchased Assets, (iii) any Liabilities arising from any product liability or patent or trademark infringement claim or lawsuit brought by any third party, the FDA or any other Governmental Entity with respect to the activities of, or sales of the Product on or prior to the Closing, (iv) any Liabilities arising from any FDA or any other Governmental Entity action or notification with respect to the activities of, or sales of the Products on or prior to the Closing, (v) any Liabilities under the Assigned Contracts arising or resulting from events, occurrences or circumstances on or prior to the Closing, and (vi) any Liability for any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby identified on Schedule 4.12 (collectively, the “Excluded Liabilities”).

3.	PURCHASE PRICE

3.1 Purchase Price Components. The purchase price for the Purchased Assets shall consist of (i) the Closing Purchase Price, (ii) the Milestone Payments, and (iii) the Royalty Payments.

3.2 The Closing Purchase Price. Concurrently herewith, Purchaser delivers to Seller by bank check or wire transfer, Six Hundred and Fifty Thousand Dollars ($650,000) (the “Closing Purchase Price”).

3.3 Milestone Payments. In addition, Purchaser, shall pay Seller non-refundable milestone payments within thirty (30) days of achievement of the following events (collectively, the “Milestone Payments”):

(a) [***] dollars) [***];

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) [***] dollars) [***];

(c) [***] dollars) [***];

(d) [***] dollars) [***];

(e) [***] dollars) [***];

(f) [***] dollars) [***]; and

(g) [***] dollars) [***].

For the avoidance of doubt, each of the payments under Sections 3.3(a), (b), (c), (d), (e), (f) and (g) shall be due, if at all, only once upon the first such applicable [***] or [***], up to an aggregate maximum of $52,000,000 (fifty-two million dollars) and no additional milestones are due upon subsequent such [***].

3.4 Royalty Payments. Purchaser shall pay Seller a royalty of [***] of Net Sales in the United States; provided that the royalty rate shall be reduced to [***] of Net Sales in the United States during such time as there is an FDA approved substitutable generic of the Product being commercialized by a party other than Purchaser or any Affiliate or sublicensee of Purchaser in the United States; and provided further that no royalty payments shall be due hereunder after the expiration of the Royalty Term. Royalty payments shall be subject to Section 6.9 of this Agreement.

3.5 Allocation of Purchase Price. Each of the parties hereto agrees to report (and to cause its Affiliates to report) for Tax purposes, the allocation of the Purchase Price as set forth in Exhibit C, and agrees not to take any position inconsistent therewith in any Tax Return, in any Tax refund claim or in any Tax related litigation.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.6 Transfer Taxes. All transfer, sales, value added, stamp duty and similar Taxes (other than income Taxes) payable in connection with the transactions contemplated hereby shall be borne equally by the parties.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

4.1 Seller’s Organization; Good Standing. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. Seller has the requisite power and authority to own the Purchased Assets and to carry on its business as currently conducted. Seller is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect.

4.2 Authority; Execution and Delivery. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

4.3 Consents; No Violation, Etc. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Seller or the Purchased Assets, (ii) conflict with any provision of the articles of incorporation or bylaws of Seller, (iii) conflict with, result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a material breach or default) under, or result in the termination of, or accelerate the performance required under, any Assigned Contract or any other Contract set forth on Schedule 4.9, or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except, with respect to the foregoing clauses (ii) and (iii), for such violations or conflicts which would not have a Material Adverse Effect or materially interfere with Seller’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not have a Material Adverse Effect or materially interfere with Seller’s performance of its obligations hereunder.

4.4 Title to Purchased Assets. Except as set forth on Schedule 4.4, Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

4.5 Scope of Purchased Assets. The Purchased Assets constitute (i) all of the assets owned or licensed by Seller that are used primarily in, necessary to or related directly to the research, develop, make, have made, use, offer to sell, sell, have sold and import of the Product and (ii) to the Knowledge of Seller, no other asset is used primarily in, necessary to or related directly to the research, develop, make, have made, use, offer to sell, sell, have sold or import of the Product.

4.6 Litigation. Except as disclosed on Schedule 4.6, as of the date hereof, there is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Seller, threatened against Seller, that relates to the Purchased Assets which (i) if adversely determined would result in a Material Adverse Effect or (ii) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement.

4.7 Regulatory Issues. (a) Except as set forth on Schedule 4.7, or as would not have a Material Adverse Effect, during the last three (3) years prior to the date of this Agreement, with respect to the Product, and generic equivalents thereto, only, neither Seller nor any Affiliate thereof has received or been subject to: (i) any FDA Form 483’s relating to the Product, or generic equivalents thereto, (ii) any FDA Notices of Adverse Findings relating to the Product, or generic equivalents thereto, or (iii) any warning letters or other written correspondence from the FDA concerning the Product, or generic equivalents thereto, in which the FDA asserted that the operations of Seller were not in compliance with applicable Governmental Rules or guidelines with respect to the Product, and generic equivalents thereto.

(b) The Product Regulatory Filings included in the Purchased Assets constitute each IND and other product registration, application and other filing related to the Product with the FDA or any other Governmental Entity, whether by Seller, its Affiliates or any licensor or predecessor in interest with respect to the Product or the Purchased Assets. Each such Product Regulatory Filing has been prepared, filed and maintained in accordance with all applicable laws and regulations and does not contain any material misstatement or omission.

(c) Seller has provided to Purchaser true, correct and complete copies of all correspondence, meeting minutes, notices, supplemental applications and annual or other reports or documents received from or provided to the FDA relating to the Product in Seller’s possession, including without limitation any Product Regulatory Filing, whether by Seller, its Affiliates or any licensor or predecessor in interest with respect to the Product or the Purchased Assets.

4.8 No Defaults Under Contracts. (a) The Assigned Contracts are all the Contracts of the Seller relating to the Products or the Purchased Assets, including any licenses or customer Contracts with respect to the research, development, sale or distribution of the Products in the Territory, except for standard non-disclosure agreements executed in connection with the potential sale of the Products.

(b) Schedule 4.8 identifies: (i) all Contracts involving a royalty payment, milestone payment, sharing of profits or other payment with respect to the Product or the Purchased Assets which may become due after the Closing; (ii) all Contracts involving a non-compete, field or indication limitation, territory limitation or other restriction on the ability to research, develop, manufacture, distribute, market or sell the Product; (iii) all Contracts relating to the manufacture of the Product, including the supply of raw materials used to manufacture the Product; and (iv) all Contracts, including licenses, relating to any technology used in the research, development, manufacture, distribution, marketing or sale of the Product.

(c) Each of the Assigned Contracts (not identified as a “Terminated Agreement” on Schedule 1.1(a)) is in effect and constitutes a legal, valid and binding agreement of Seller or its Affiliate party to such Contract and, to the Knowledge of Seller, the other party to such Contract, and is enforceable in accordance with its terms except as may be limited by applicable bankruptcy or similar insolvency laws or by general equitable principles, and to the Knowledge of Seller, the other parties to the Assigned Contracts are not in default under or in breach of such Contracts.

(d) Except as would not have a Material Adverse Effect, to the Knowledge of Seller, it is not in default under or in breach of any Assigned Contract, and it has not received notice that it is in default under or in breach of any Assigned Contract.

(e) Seller has delivered to Purchaser complete and correct copies of all Assigned Contracts.

4.9 Intellectual Property Rights. Schedule 4.9 contains a true and correct list of all Patents and all trademarks (or applications for trademarks) (other than Excluded Intellectual Property) owned by Seller and used primarily in, necessary to or related directly to the research, development, manufacture, use, sale or importation of the Product in the Territory.

(a) To the Knowledge of Seller, no third party is infringing or misappropriating in the Territory any of the Product Intellectual Property.

(b) There are no outstanding claims asserted in writing against Seller, or to the Knowledge of Seller, otherwise threatened, alleging that the research, development, manufacture, marketing, distribution, sale or use of the Product in the Territory infringes or misappropriates any intellectual property or other proprietary rights of any other Person, and, to the Knowledge of Seller, Seller’s research, development, manufacture, marketing, distribution, sale or use of the Product in the Territory does not infringe or misappropriate any intellectual property or other proprietary rights of any other Person.

(c) To the Knowledge of Seller, each of the Transferred Patents is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Transferred Patents have been paid.

(d) No present or former employee or consultant of Seller and no other Person owns or has any proprietary financial or other interest, direct or indirect, in the Product Intellectual Property. Neither Seller nor any of its Affiliates or other Person acting on Seller’s behalf has entered into any Contract granting any Person the right to control the prosecution of any of the Patents included in the Product Intellectual Property.

(e) There are no actions, proceedings or other claims before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) other than proceedings related to usual and customary patent prosecutions in the ordinary course of business relating to any Product Intellectual Property, and no Product Intellectual Property is subject to any outstanding order restricting in any manner the use, transfer or licensing thereof or that may affect the validity, use or enforceability of the Product Intellectual Property.

4.10 Books and Records. To the Knowledge of Seller, the Product Books and Records included in the Purchased Assets are all of the books, records and recorded information primarily related to the Product.

4.11 Competitive Products. Neither Seller nor any of its Affiliates is presently engaged in the research, development, manufacture, distribution, marketing, sale or promotion of a Competitive Product.

4.12 No Brokers. Except as set forth on Schedule 4.12, Seller has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

4.13 Full Disclosure. No statement by Seller contained in this Agreement, or the attached exhibits or schedules or any written statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby when read together contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.

4.14 Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article 4, Seller is not making any other representation or warranty, express or implied, with respect to the Products or the Purchased Assets.

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1 Purchaser’s Organization; Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to carry on its business as it is currently being conducted. Purchaser is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a material adverse effect on Purchaser or its ability to perform its obligations hereunder.

5.2 Authority; Execution and Delivery. Purchaser has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

5.3 Consents; No Violations, Etc. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Purchaser, (ii) conflict with any provision of the articles of incorporation or bylaws of Purchaser, (iii) conflict with any material Contract to which Purchaser is a party or by which it is otherwise bound or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not materially interfere with Purchaser’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not materially interfere with Purchaser’s performance of its obligations hereunder.

5.4 Litigation. As of the date hereof, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates which if adversely determined would delay the ability of Purchaser to perform its obligations hereunder.

5.5 No Brokers. Purchaser has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

6.	COVENANTS AND AGREEMENTS OF PURCHASER AND SELLER

6.1 Semi-Annual Development Reports. Upon Seller’s request, not more frequently than twice per calendar year, Purchaser shall provide a written summary of the status of its material research and development activities with respect to the Product. Any such reports provided pursuant to this Section 6.1 shall be deemed to be confidential information for purposes of the Confidentiality Agreement or any subsequent agreement concerning confidentiality which Purchaser may reasonably request in connection with the provision of such reports.

6.2 Notification of Sublicensees. Seller shall notify its sublicensees, each of which is listed on Schedule 6.2 hereto, within ten (10) Business Days after the Closing Date, in a form of notice that is reasonably acceptable to Purchaser, that Purchaser has acquired and Seller has transferred the Purchased Assets and that all payments under applicable sublicenses or distribution agreements be paid directly to Purchaser.

6.3 Records. Purchaser shall preserve all Product Books and Records (including financial information) included within the Purchased Assets for a period of at least five (5) years from the Closing Date and make such books and records available for inspection and copying by Seller or its agents upon reasonable request and upon reasonable notice. Any Product Books and Records or other information provided pursuant to this Section 6.3 shall be deemed to be confidential information for purposes of the Confidentiality Agreement or any subsequent agreement concerning confidentiality which Purchaser may reasonably request in connection with the inspection or copying of such materials.

6.4 Product Safety. After the Closing Date, Purchaser shall have all responsibility for investigating and reporting adverse experiences and complaints for the Products, and addressing any FDA inquiries relating to the safety of the Products.

6.5 Transfer of Product Regulatory Filings. For the period from the Closing Date through one year thereafter, Seller shall cooperate with Purchaser in disclosing and copying any relevant records and reports which are required to be made, maintained and reported pursuant to Governmental Rules in the Territory. The parties agree to use their reasonable efforts to take any other actions required by the FDA or other regulatory agencies to effect the transactions contemplated hereby. On the Closing Date, each of the parties hereto shall take any actions necessary to effect the transfer of the INDs included in the Product Regulatory Filings from Seller to Purchaser, including notices to the FDA regarding such transfer from Seller to Purchaser. Except as otherwise expressly provided for herein, all costs related to the transfer and subsequent prosecution of any such INDs or other regulatory filings (including trademark filings) shall be borne by Purchaser.

6.6 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of Seller and Purchaser shall use its commercially reasonable efforts to (i) obtain from the requisite Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement and (ii) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under any applicable Governmental Rules. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such non-confidential documents to the other party hereto and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Seller and Purchaser each shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Governmental Rules in connection with the transactions contemplated by this Agreement.

6.7 Royalty and Net Sales Reports, Payments.

(a) No later than forty-five (45) days after the end of each calendar quarter for which a royalty payment is due under Section 4.3(a), Purchaser shall report to Seller the Net Sales of the Product in the United States in the previous calendar quarter, and the royalty due thereon, including a complete and detailed accounting of its gross sales and deductions thereto made to arrive at Net Sales in sufficient detail (including but not limited to discounts, product returns, allowances, rebates, fees; and of units sold, samples distributed, and units disposed of other than by sale) to enable Seller to confirm the amounts due under this Agreement.

(b) Each such quarterly report shall be accompanied by payment of the royalty, and if applicable, any Milestone Payment under Sections 3.3 (d), (e), (f) and (g), due. Each payment shall be in U.S. Dollars. Payment shall be made via wire transfer to a bank designated by Seller. Purchaser shall keep true and accurate books of account and shall keep and maintain all records and documents necessary for Seller to ascertain the royalties and Milestone Payments due under this Agreement for a period of three (3) years after the underlying sales were made.

(c) In the event of a late payment, Purchaser shall pay to Seller interest calculated on a daily basis on the overdue payment from the date such payment was due to the date such payment is received by Seller at a rate of 1.0% per calendar month.

(d) If taxes, assessments, fees or other charges are required to be withheld from payments to Seller, Purchaser shall make such payments to the applicable Taxing authority as required to fulfill such requirement and pay to Seller the net amount of the Royalties due. Receipts, if available, for all such withholdings shall be provided to Seller. Purchaser shall be responsible for establishing its right to claim any exemption to such charges or to its withholding, shall keep Seller advised in writing of the basis and status of all such exemption claims, and shall be liable for any penalty, interest or other assessment against Seller for failing to pay or withhold such charges in reliance on any such exemption claim.

(e) Upon the provision of reasonable notice, Seller shall have the right, exercisable only once with respect to any given quarterly period during the Royalty Term, to designate a firm of certified public accountants to inspect Purchaser’s books of account, records, documents and instruments for each quarterly period in the previous three calendar years, and to make copies thereof, at any time during Purchaser’s regular business hours, to ascertain the accuracy of any report under Section 6.7(a) above. The auditing party shall be required to sign a confidentiality agreement for the benefit of Purchaser, and the results of such audit shall be made available to both Seller and Purchaser. The expense of such audit shall be Seller’s unless the audit shall demonstrate a discrepancy greater than five percent (5%) between Royalties reported and paid and those which were actually due, in which event the reasonable expenses of audit shall be borne by Purchaser. Regardless of the amount, absent manifest error, all discrepancies, whether in the form of an underpayment by Purchaser, or an overpayment to Seller, shall be due and payable from either Purchaser or Seller, as applicable, to the other party within thirty (30) days from the date the independent accounting firm notifies both parties in writing of any discrepancy, such notice to include conclusions in form and content reasonably satisfactory to Purchaser.

6.8 Assignment of Payment Obligations. In the event Seller or any of its Affiliates proposes to sell, assign or otherwise transfer to any third party any right to receive any Royalty Payments, Milestone Payments or other payments hereunder (the “Payment Rights”) other than to a successor of the relevant portion of Seller’s business by reason of merger, sale of all or substantially all of Seller’s assets or any similar transaction, Seller shall first offer, or cause its applicable Affiliate to offer, to Buyer the opportunity to make a proposal to acquire such Payment Rights. Such offer shall be made in writing and shall describe the Payment Rights proposed to be sold (the “Offer”). Within fifteen (15) business days following Buyer’s receipt of the Offer, Buyer may elect to submit a proposal to acquire such Payment Rights, which proposal shall be in writing and shall identify the Payment Rights to be acquired and the price to be paid for such Payment Rights as well as other material terms necessary to allow Seller to make an informed decision as to whether to proceed to negotiations with Buyer regarding Buyer’s proposal. Seller shall negotiate with Buyer in good faith toward a definitive agreement in respect of such Payment Rights for a period of sixty (60) days. Failure by Buyer to give written notice of its interest in negotiating for the Payment Rights within fifteen (15) business days after its receipt of the Offer from Seller shall be deemed a waiver by Buyer of its right to submit a proposal with respect to the particular Payment Rights described in the Offer, but not with respect to any other remaining Payment Rights not described in the Offer.

7.	INDEMNIFICATION

7.1 Survival. All representations and warranties of Seller and Purchaser contained herein or made pursuant hereto shall survive the Closing Date for a period of twenty-four (24) months after the Closing Date (except for Sections 4.1, 4.2, 4.3, 4.4, 5.1 and 5.2, which shall survive until expiration of the applicable statute of limitations or, if no applicable statute of limitations, indefinitely). The covenants and agreements of the parties contained in this Agreement shall survive and remain in full force for the applicable periods described therein or, if no such period is specified, indefinitely. Any right of indemnification pursuant to this Article 7 with respect to a claimed breach of a (i) representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached, and (ii) covenant shall expire twenty-four (24) months after the date of termination of the covenant claimed to be breached, unless in both cases on or prior to such date the party from whom indemnification is sought shall have received notice in accordance with the provisions of Section 7.6 hereof. By way of clarification, there shall be no time limit, other than the applicable statute of limitations, for indemnification claims brought by Seller arising from any Assumed Liability and by Purchaser arising from any Excluded Liability. The provisions of this Section 7.1 shall survive for so long as any other Section of this Agreement shall survive.

7.2 Indemnification by Seller. Seller hereby agrees to indemnify Purchaser and its Affiliates and their respective officers, directors, stockholders, employees and agents (the “Purchaser Indemnified Parties”) against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i) any breach by Seller of any representation or warranty contained in this Agreement;

(ii) any breach by Seller of any of its covenants contained in this Agreement; or

(iii) any Excluded Liability.

Notwithstanding the foregoing, the indemnifications in favor of the Purchaser Indemnified Parties contained in this Section 7.2: (A) shall not be effective until the aggregate dollar amount of all Losses indemnified against under this Section 7.2 exceeds two percent (2%) of the amount actually paid under Article 3 (the “Threshold Amount”), in which event Seller shall be liable for all Losses including the Threshold Amount; and (B) shall terminate once the aggregate dollar amount of all Losses indemnified against under this Section 7.2 aggregates fifty percent (50%) of the amount actually paid under Article 3 (the “Cap Amount”) and Seller shall thereafter have no further obligations or liabilities with respect to any of such Losses referred to in this Section 7.2; provided, however, that the foregoing limitations on Seller’s indemnification obligations pursuant to this Section 7.2 shall not apply to any indemnification by Seller for any breach of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4 or any Losses asserted against, imposed upon or incurred by the Purchaser Indemnified Parties resulting from any Excluded Liability.

7.3 Indemnification by Purchaser. Purchaser hereby agrees to indemnify Seller and its Affiliates and their respective officers, directors and employees (the “Seller Indemnified Parties”) against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i) any breach by Purchaser of any representation or warranty contained in this Agreement;

(ii) any breach by Purchaser of any covenant contained in this Agreement; or

(iii) any Assumed Liability.

Notwithstanding the foregoing, the indemnifications in favor of the Seller Indemnified Parties contained in this Section 7.3: (A) shall not be effective until the aggregate dollar amount of all Losses indemnified against under this Section 7.2 exceeds the Threshold Amount, in which event Purchaser shall be liable for all Losses including the Threshold Amount; and (B) shall terminate once the aggregate dollar amount of all Losses indemnified against under this Section 7.3 aggregates the Cap Amount and Purchaser shall thereafter have no further obligations or liabilities with respect to any of such Losses referred to in this Section 7.3; provided, however, that the foregoing limitations on Purchaser’s indemnification obligations pursuant to this Section 7.3 shall not apply to any indemnification by Seller for any breach of the representations and warranties contained in Sections 5.1 or 5.2 or any Losses asserted against, imposed upon or incurred by the Purchaser Indemnified Parties resulting from any Assumed Liability.

7.4 Exclusive Remedy. Purchaser and Seller acknowledge and agree that the indemnification provided in this Article 7 shall be the sole and exclusive remedy for all Losses related to or arising at law, under any statute or in equity, or otherwise out of this Agreement or the transactions contemplated hereby (other than claims of or causes of action arising from fraud and other than actions for specific performance). In furtherance thereof, each of Purchaser and Seller waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims, actions or causes of action (other than claims or causes of action arising from fraud and other than actions for specific performance) it may have against the other or its Affiliates relating to the subject matter of this Agreement other than the remedies provided in this Article 7.

7.5 Losses Net of Insurance; Limitations. The amount of any Loss for which indemnification is provided under this Article 7 shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss, after giving effect to any premium adjustments related to such Loss, provided that an Indemnified Party shall have no obligation to seek recovery under any insurance policies prior to seeking recovery from the Indemnifying Party. In no event shall any party be liable to any other party, whether for breach of contract, in tort or otherwise, for incidental, indirect, special or consequential damages, such as losses of revenues or profits, except to the extent that such damages are asserted and recovered by a Third Party.

7.6 Termination of Indemnification. The obligations to indemnify and hold harmless any party (a) pursuant to Sections 7.2(i) (solely with respect to representations and warranties other than Sections 4.1, 4.2, 4.3 and 4.4), 7.2(ii), 7.3(i) and 7.3(ii) shall terminate as set forth in Section 7.1 above, and (b) pursuant to the other clauses of Sections 7.2 and 7.3 shall not terminate.

7.7 Procedure.

(a) In order for an indemnified party under this Article 7 (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall, promptly following the discovery of the matters giving rise to any Loss, notify the indemnifying party under this Article 7 (the “Indemnifying Party”) in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such prompt notification shall not affect the indemnification provided hereunder except to the extent the

Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Loss.

(b) If the indemnification sought pursuant hereto involves a claim made by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, if it so chooses, to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms (i) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, (ii) includes a full release in favor of the Indemnified Party with respect to the Third Party Claim, does not include any admission of liability and contains reasonable provisions maintaining the confidentiality of the settlement, compromise or discharge, and (iii) does not impair the rights of the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which will not be unreasonably withheld or delayed.

8.	GENERAL PROVISIONS

8.1 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

8.2 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

8.3 Further Assurances and Actions. Each of the parties hereto, upon the request of the other party hereto, whether before or after the Closing and without further consideration, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. Seller and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

8.4 Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

(a) if to Purchaser, to:

Evoke Pharma, Inc.

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Telephone: (619) 572-8233

Telecopy: (858) 523-5450

Attention: President

with a copy, which shall not alone constitute notice, to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Telephone: (858) 523-5400

Telecopy: (858) 523-5450

Attention: Faye H. Russell, Esq. and Cheston J. Larson, Esq.

(b) if to Seller, to:

Questcor Pharmaceuticals, Inc.

3260 Whipple Road

Union City, California 94587

Telephone: (510) 400-0735

Facsimile: (510) 400-0710

Attn: Steve Cartt, Executive Vice President,

         Corporate Development

with a copy, which shall not alone constitute notice, to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Telephone: (949) 725-4000

Telecopy: (949) 725-4100

Attention: Michael H. Mulroy, Esq.

Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by certified mail or (iii) by nationally recognized courier service. Each such notice, request or communication shall be effective when delivered at the address specified in this Section 8.4 (or in accordance with the latest unrevoked direction from the receiving party).

8.5 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.8 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement dated May 24, 2007 (the “Confidentiality Agreement”) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including that certain Non-Binding Term Sheet, dated February 7, 2007, between Purchaser and Seller, between or among the parties hereto with respect to the subject matter hereof. Except as specifically provided herein or therein, such agreements are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.

8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

8.11 Publicity. Neither party shall make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (i) either party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such party’s counsel may be required by law or the rules of any stock exchange on which such party’s or its Affiliates’ securities; provided that, the party making such disclosure shall provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties shall coordinate with one another regarding the timing, form and content of such disclosure; and (ii) Purchaser may disclose the existence of this Agreement and its contents to potential and actual investors, licensees, collaborators and their respective representatives bound by customary obligations of confidentiality to Purchaser.

8.12 Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that (i) subject to Section 6.8, Seller may assign its rights to receive Royalty Payments and Milestone Payments without the prior written consent of Buyer, and (ii) either party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to an Affiliate or to a successor of the relevant portion of the assigning party’s business by reason of merger, sale of all or substantially all of its assets or any similar transaction, provided that such successor agrees in writing to be bound by this Agreement. Any permitted assignee other than under clause (i) above shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of its responsibility for the performance of any obligation. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

EVOKE PHARMA, INC.

By:	/s/ David A. Gonyer
	Name:	David A. Gonyer
	Title:	President and CEO

QUESTCOR PHARMACEUTICALS, INC.

By:	/s/ Steve Cartt
	Name:	Steve Cartt
	Title:	Executive Vice-President